Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 28, 2024

Board of Directors

Brixmor Property Group Inc.

450 Lexington Avenue

New York, New York 10017

Ladies and Gentlemen:

We are acting as counsel to Brixmor Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”) and a wholly-owned (directly or indirectly) subsidiary of Brixmor Property Group Inc., a Maryland corporation (the “Company”), in connection with the Operating Partnership’s proposed sale of up to $400,000,000 million aggregate principal amount of its 5.750% Senior Notes due 2035 (the “Notes”) pursuant to its registration statement on Form S-3 (File No. 333-268091-01) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the Prospectus dated November 1, 2022 (the “Prospectus”), as supplemented by the supplement to the Prospectus dated May 22, 2024 (the “Prospectus Supplement”). The Notes are to be issued pursuant to an Indenture, dated as of January 21, 2015, between the Operating Partnership and The Bank of New York Mellon, as Trustee (the “Indenture”), as supplemented by a Twelfth Supplemental Indenture, to be entered into by the Operating Partnership and the Trustee (the “Supplemental Indenture”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs and conformed copies provided through the EDGAR System of the Commission). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the State of Delaware.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam  Baltimore  Beijing  Birmingham  Boston  Brussels  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan  Minneapolis  Monterrey  Munich  New York  Northern Virginia  Paris  Philadelphia  Rome  San Francisco  São Paulo  Shanghai  Silicon Valley  Singapore  Sydney  Tokyo  Warsaw  Washington, D.C.   Associated Offices:  Budapest  Jakarta  Riyadh  Shanghai FTZ  Ulaanbaatar.   Business Service Centers:  Johannesburg  Louisville.   Legal Services Center:  Berlin.  For more information see www.hoganlovells.com

For purposes of this opinion letter, we have assumed that (i) The Bank of New York Mellon, as trustee (the “Trustee”) under the Indenture, to be supplemented by the Supplemental Indenture, has and, upon execution of the Supplemental Indenture, will have all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and Supplemental Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Operating Partnership, (ii) the Trustee has duly authorized, executed and delivered the Indenture and has authorized and will duly execute and deliver the Supplemental Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes, and upon its execution, the Supplemental Indenture will constitute valid and binding obligations, enforceable against the Trustee in accordance with their terms, (v) there has been no, and in the case of the Supplemental Indenture, there will be no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture or Supplemental Indenture, and the conduct of all parties to the Indenture and, upon execution, the Supplemental Indenture has complied and will comply with any requirements of good faith, fair dealing and conscionability and (vi) there are, have been and will be no agreements or understandings among the parties, written or oral, and there is, has been and will be no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture or, upon its execution, the Supplemental Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware Revised Uniform Limited Partnership Act; and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein). As used herein, the term “Delaware Revised Uniform Limited Partnership Act” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Operating Partnership and that, following (i) receipt by the Operating Partnership of the consideration therefor specified in (a) the resolutions of the Board of Directors of the Company adopted at a special meeting on May 9, 2024, (b) the resolutions of the sole member of the general partner of the Operating Partnership adopted by written consent dated May 9, 2024 and (c) the Underwriting Agreement dated May 22, 2024, by and among the Operating Partnership and Wells Fargo Securities, LLC, BofA Securities, Inc., RBC Capital Markets, LLC and Scotia Capital (USA) Inc., as representatives of the several underwriters named in Exhibit A thereto, and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture and, upon its execution, the Supplemental Indenture, and as contemplated by the Prospectus Supplement, the Notes will constitute valid and binding obligations of the Operating Partnership.

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The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding conveyances and fraudulent, preferential transfers or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the filing by the Company and the Operating Partnership of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement, which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

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